EXHIBIT 99.1

          United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS RECORD
FOURTH QUARTER AND FULL-YEAR 2006 RESULTS
     Dallas, Texas, February 1, 2007 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported record fourth quarter and full-year 2006 results: Revenues in the fourth quarter 2006 increased to $26,751,000 from $19,875,000 in the prior year comparable quarter, an increase of $6,876,000, or 34.6%. Revenues from the Company’s lime and limestone operations increased $5,212,000, or 26.2%, in the fourth quarter 2006 compared to the comparable 2005 quarter, including $3,710,000 of revenues from the Company’s St. Clair (Oklahoma) operations acquired at the end of 2005. For 2006, revenues increased to $118,690,000 from $81,085,000 in 2005, an increase of $37,605,000 or 46.4%. Revenues from the Company’s lime and limestone operations increased $33,028,000, or 40.7%, in 2006 compared to 2005, including $17,048,000 of revenues from the St. Clair operations. Revenues from the Company’s natural gas interests totaled $1,664,000 and $4,577,000 in the fourth quarter and full year 2006, respectively.
     The Company reported net income of $2,155,000 ($0.34 per share diluted) in the fourth quarter 2006, compared to net income of $1,601,000 ($0.26 per share diluted) in the fourth quarter 2005, an increase of $554,000, or 34.6%. For 2006, the Company’s net income before cumulative effect of change in accounting principle increased to $13,251,000 ($2.11 per share diluted), compared to net income of $7,948,000 ($1.31 per share diluted) for 2005, an increase of $5,303,000, or 66.7%. Net income for 2006 included a reduction of $550,000 ($0.09 per share diluted) for the cumulative effect of change in accounting principle, reflecting the write off of deferred stripping costs ($740,000, less $190,000 income tax benefit), as now required by EITF Issue No. 04-6. After giving effect to this change in accounting principle, the Company reported net income of $12,701,000 ($2.02 per share diluted) for 2006, compared to net income of $7,948,000 ($1.31 per share diluted) for 2005, an increase of $4,753,000, or 59.8%. The Company recognized stock-based compensation expense in accordance with SFAS 123(R) of $130,000 ($0.02 per share diluted), in the fourth quarter 2006 and $395,000 ($0.06 per share diluted), in the full-year 2006.
     The Company’s gross profit was $5,377,000 for the fourth quarter 2006, compared to $3,932,000 for the comparable 2005 quarter, an increase of $1,445,000, or 36.7%. For 2006, gross profit was $28,037,000, compared to $19,366,000 for 2005, an increase of $8,671,000, or 44.8%. Included in gross profit for the fourth quarter and full-year 2006 were $1,318,000 and $3,501,000, respectively, from the Company’s natural gas interests and $56,000 loss and $763,000 profit, respectively, from the St. Clair operations. The increases in revenues and gross profit from lime and limestone operations were primarily due to average price increases for the Company’s products of approximately 5.0% and 7.1% in the fourth quarter and full-year 2006, respectively, compared to the 2005 periods, and increased lime sales volumes from the Company’s Arkansas and Texas plants, as well as the revenues and gross profit (for the full-year 2006) from the St. Clair operations. These improvements were partially offset by significantly reduced pulverized limestone (“PLS”) sales volumes in the second half 2006, increased fuel, electricity and transportation costs and increased depreciation, depletion and amortization, primarily resulting from the Company’s acquisitions and expanded business operations.
     The third kiln at the Company’s Arkansas facilities began production in December 2006, and construction of certain ancillary structures is expected to be completed in the first quarter 2007. The project also includes crushing and stone handling enhancements and additional finished goods silos and load outs. The total cost of the entire project has increased to approximately $30,000,000, excluding capitalized interest, from prior estimates of approximately $26,000,000.
     The Company’s natural gas revenues and gross profit were from its 20% royalty and 20% working interests, resulting in a 36% interest in revenues, in eight gas wells drilled pursuant to the Company’s oil and gas lease covering its Johnson County, Texas property, which is located in the Barnett Shale Formation. The seventh and eighth wells began production in November 2006. The Company is also participating in a ninth well, which is currently being drilled and is expected to be completed in the first quarter 2007. Under the lease agreement, the operator is required to continually develop the leased properties. In November 2006, the Company also entered into a new drillsite agreement with a company that has an oil and gas lease covering approximately 538 acres of land contiguous to the Company’s Johnson County, Texas property. Pursuant to the drillsite agreement, the Company has a 3% royalty interest and plans to participate as a 12.5% working interest owner in any wells drilled from two padsites. A well is currently being drilled under this drillsite agreement that is expected to be completed in the first quarter 2007. The Company currently intends to participate in additional wells expected to be drilled under both the lease agreement and the drillsite agreement in 2007 and thereafter, but cannot predict the number that will be drilled or their results. Production volumes for the Company’s 36% revenue interests under the lease agreement in the fourth quarter and full-year 2006 were approximately 202,000 MCF, and 601,000 MCF respectively. The Company received average prices per MCF of approximately $7.59 and $7.61 in the fourth quarter and full-year 2006, respectively.
     Interest expense in the fourth quarter 2006 increased to $754,000 from $613,000 in the fourth quarter 2005, an increase of $141,000, or 23.0%. Interest expense in 2006 decreased to $3,106,000 from $4,173,000 in 2005, a decrease of $1,067,000, or 25.6%. The decrease in interest expense for the full-year 2006 compared to 2005 primarily resulted from the elimination of the Company’s warrant share put liability effective August 31, 2005 (which accounted for $798,000 of interest expense in 2005) and the prepayment of the $7,000,000 then-remaining principal balance of the subordinated notes in August 2005, resulting in a $280,000 prepayment penalty and the expensing of approximately $164,000 of unamortized prepaid financing costs, and $92,000 of unaccreted debt discount in 2005. These were partially offset by interest on the additional borrowings under the Company’s credit facilities, primarily for the St. Clair acquisition and to fund construction of the third kiln project at Arkansas. Approximately $363,000 and $940,000 of interest was capitalized in the fourth quarter and full-year 2006, respectively, as part of the construction of the third kiln at the Company’s Arkansas facilities, compared to approximately $9,000 in the comparable 2005 periods.
     “Lime demand from our steel customers softened towards the end of the fourth quarter 2006, compared to earlier in the year. This softening has continued into 2007, primarily due to weakening demand for steel and buildups in steel inventory,” said Timothy W. Byrne, President and Chief Executive Officer. “The decline in demand from our roof shingle customers for PLS, which began in the third quarter 2006, continued into, and increased during, the fourth quarter 2006 and is continuing into 2007,” Mr. Byrne added. “With the reduced demand for PLS, which is primarily driven by reduced reroofing demand in our markets, we took the opportunity to make significant improvements to one of our PLS systems at our Texas plant which should be beneficial when normal demand for PLS resumes.”
     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products supplying primarily the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries. The Company serves markets in the Southwestern and South-Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. The Company also owns natural gas interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
INCOME STATEMENTS	2006	2005	2006	2006

Revenues
Lime and limestone operations	$25,087	$19,875	$114,113	$81,085
Natural gas interests	1,664	—	4,577	—

Total	$26,751	$19,875	$118,690	$81,085

Gross profit	$5,377	$3,932	$28,037	$19,366
Operating profit	$3,577	$2,466	$21,024	$13,844

Interest expense	754	613	3,106	4,173
Other (income) expense, net	(27)	63	(222)	(101)

Net income before income taxes and cumulative effect of change in accounting principle	2,850	1,790	18,140	9,772
Income tax expense	695	189	4,889	1,824

Net income before cumulative effect of change in accounting principle	$2,155	$1,601	$13,251	$7,948

Cumulative effect of change in accounting principle, net of $190 income tax benefit (1)	—	—	(550)	—
Net income	$2,155	$1,601	$12,701	$7,948

Net income per share of common stock:

Basic before cumulative effect of change in accounting principle	$0.35	$0.27	$2.15	$1.34
Cumulative effect of change in accounting principle	—	—	(0.09)	—

	$0.35	$0.27	$2.06	$1.34

Diluted before cumulative effect of change in accounting principle	$0.34	$0.26	2.11	$1.31
Cumulative effect of change in accounting principle	—	$—	(0.09)	—

	$0.34	$0.26	$2.02	$1.31

Weighted average shares outstanding:
Basic	6,210	6,003	6,157	5,927
Diluted	6,294	6,265	6,285	6,084

		December 31,		December 31,
		2006		2005
BALANCE SHEETS
Assets:
Current assets		$22,776		$21,994
Property, plant and equipment, net		129,894		99,301
Deferred tax assets, net		—		290
Other assets, net		1,498		1,439

Total assets		$154,168		$123,024

Liabilities and Stockholders’ Equity:
Current liabilities		$18,739		$11,455
Debt, excluding current installments		59,641		51,667
Deferred tax liabilities, net		1,481		—
Other liabilities		1,814		1,681
Stockholders’ equity		72,943		58,221

Total liabilities and stockholders’ equity		$154,168		$123,024

(1)	Reflects the write-off, as now required by EITF Issue No. 04-6, of $740,000 of deferred stripping costs that were being carried as capitalized other assets on the Company’s balance sheet.
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